ASSIGNMENT OF PROMISSORY NOTE

This Promissory Note Assignment Agreement (“Agreement”) made as of September ____, 2008, is by and among Enrique de Vilmorin (hereinafter referred to as “Assignor”) and Ethos Environmental, Inc. a Nevada corporation (hereinafter referred to as the “Assignee”).

RECITALS

Whereas, on or about August 2, 2008, Assignor, as the Borrower, executed and delivered a Promissory Note in the principal amount of $500,000 (the “Note’) in favor of a third-party, the Note became due and payable, in full, on September 2, 2008.

Whereas, Assignor now desires to assign all its right, title, and interest in the Note to Assignee, and Assignee shall accept the assignment of the Note in exchange for Assignor’s return to Assignee of 13,600,000 shares of common stock of Assignee owned by Assignor.

AGREEMENT

1.           The Assignor represents, covenants, and warrants that there is now due and owing upon said Note, without offset or defense of any kind, the principal sum of $500,000 which became due and payable at September 2, 2008.

2.           The Assignor does hereby irrevocably transfer and assign, to Assignee of the Assignor’s right, title, and interest in and under the Note and Assignee does hereby irrevocably accept such assignment.

3.           Assignee further agrees that concurrently with the execution hereof, as consideration for Assignee accepting the assignment of the Note, that Assignor shall return to Assignee 13,600,000 shares of the Common Stock of Assignee for cancellation and return to the treasury of Assignee.

IN WITNESS WHEREOF, the parties have executed this Assignment on the day and year first above stated.

ASSIGNOR	ASSIGNEE

ENRIQUE DE VILMORIN	ETHOS ENVIRONMENTAL, INC.

Enrique de Vilmorin	By: Corey Schlossmann